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                                                                     Exhibit 5.3

                           RICHARDS, LAYTON & FINGER
                          A Professional Association
                               One Rodney Square
                                 P.O. Box 551
                           Wilmington Delaware 19899
                           Telephone (302) 658-6541
                           Telecopier (302) 658-6548



                                April 29, 1999



To Each of the Parties Listed
on Schedule A Hereto

          Re:  Transtel Pass Through Trust - Exchange Offer
               --------------------------------------------

Ladies and Gentlemen:

          We have acted as special Delaware counsel to Transtel Pass Through Trust, a business trust existing under the laws of the State of Delaware (the "Trust"), in connection with the transactions contemplated by the Trust Agreement, dated as of October 20, 1997, between Transtel S.A., a socieded anonima incorporated under the laws of the Republic of Colombia ("Transtel"), as depositor (the "Depositor") and Wilmington Trust Company, a Delaware banking corporation, as pass through trustee (the "Pass Through Trustee"), as amended and restated by the Amended and Restated Trust Agreement, dated as of October
28, 1997, among the Depositor, the Pass Through Trustee and the holders of the Certificates (the "Certificateholders") (as amended and restated, the "Trust Agreement"). This opinion is being delivered to you in connection with the exchange of all outstanding 12 1/2% Pass Through Trust Certificates due 2007 for a like amount of 12 1/2% Pass Through Exchange Certificates due 2007 (the "Exchange Certificates") pursuant to the Registration Rights Agreement, dated as of October 28, 1998 (the "Registration Rights Agreement"), among the Trust, Transtel and BT Alex. Brown Incorporated, as purchaser (the "Initial
Purchaser"). Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement, except
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that references herein to any instrument shall mean such instrument as in effect on the date hereof.

          We have examined originals or copies of the following documents:

          (a)  The Trust Agreement;

          (b)  The Purchase Agreement;

          (c)  The Registration Rights Agreement;

          (d)  The Letter of Representations (the documents identified in items
               (b) through (d) being collectively referred to as the "Trust Documents");

          (e)  The Exchange Certificates being issued today;

          (f) A certified copy of the certificate of trust of the Trust (the "Certificate of Trust") which was filed with the Office of the Secretary of State of the State of Delaware (the "Secretary of State") on October 20, 1997; and

          (g) A Good Standing Certificate for the Trust obtained from the Secretary of State dated April 29, 1999.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

          Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

          1. The Trust has been duly formed and is validly existing as a business trust under the Delaware Business Trust Act, 12 Del. C. (S) 3801, et
                                                         -------           --
seq. (the "Act"), and has the power and authority under the Trust Agreement and
---
the Act to execute, deliver and perform its obligations under the Trust Documents and the Exchange Certificates.

          2. The Trust Agreement is the legal, valid and binding agreement of the Depositor, enforceable against the Depositor, in accordance with its terms.
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          3.   Each of the Trust Documents has been duly authorized, executed and delivered by the Trust.

          4. Each of the Exchange Certificates has been duly authorized, executed and delivered by the Trust in accordance with the provisions of the Trust Agreement, and, when authenticated by the Registrar and delivered to the Certificateholders in exchange for the Certificates in accordance with the Registration Rights Agreement and the Trust Agreement, will be duly executed and delivered, validly issued and, subject to the qualifications set forth herein, fully paid and nonassessable undivided beneficial interests in the assets of the Trust entitled to the benefits of the Trust Agreement. We note that the Holders of the Exchange Certificates may be obligated, pursuant to the Trust Agreement,
(i) to provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers or exchanges of the Exchange Certificates and the issuance of replacement Exchange Certificates, and (ii) to provide security or indemnity in connection with requests of or directions to the Pass Through Trustee to exercise its rights and powers under the Declaration.

          5. No consent, approval or other authorization of, or registration, declaration or filing with, any court or governmental agency or commission of the State of Delaware is required by or with respect to the Trust for the valid execution and delivery of the Trust Documents, or for the validity or enforceability thereof, or for the payment of any amounts by the Trust thereunder, other than the filing of the Certificate of Trust with the Secretary of State (which Certificate of Trust has been duly filed).

          6. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of any of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.

          7. To our knowledge, without independent investigation, there are no pending or threatened actions, suits or proceedings affecting the Trust before any court or other governmental authority which, if adversely decided, would materially and adversely affect the ability of the Trust to carry out the transactions contemplated by the Trust Agreement and the Trust Documents.

          8. Under (S) 3805(b) of the Act, no creditor of any Certificateholder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the property of the Trust except in accordance with the terms of the Trust Agreement.

          9. Under (S) 3808(a) of the Act, the Trust shall have perpetual existence and may not be terminated or revoked by a Certificateholder or other person except in accordance with the terms of the Trust Agreement.
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          10.  Under (S) 3808(b) of the Act, the death, incapacity, dissolution, termination or bankruptcy of a Certificateholder shall not result in the termination or dissolution of the trust except in accordance with the terms of the Trust Agreement.

          The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

          A. We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware currently in effect. We express no opinion with respect to (i) federal securities laws, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended and the Investment Company Act of 1940, as amended, (ii) state securities or blue sky laws or (iii) laws, rules and regulations applicable to the particular nature of the Trust property, and we have not considered and express no opinion on the laws, rules and regulations of any other jurisdiction.

          B.   The opinions in paragraphs 2, 8, 9 and 10 above are subject to
(i) applicable bankruptcy, insolvency, moratorium, receivership, fraudulent conveyance and similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) applicable public policy with respect to rights of indemnification or contribution.

          C. We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 1 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraph 3 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (vi) except to the extent provided in paragraphs 5 and 6 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not and will not violate or require any consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action under, any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property and (vii) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as
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required by the Act and the filing of documents with the Secretary of State) or employees in the State of Delaware.

          D. We have assumed that all signatures (except those on behalf of the Trust) on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

          E. We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interest or as to the nature or validity of title to any property.

          F. We have not participated in the preparation of any exchange offer materials with respect the issuance of the Exchange Certificates and assume no responsibility for their contents.

          This opinion may be relied upon by you in connection with the matters set forth herein and, without our prior written consent, may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                    Very truly yours,

                                    /s/ Richards, Layton & Finger


EAM/DKD/jmb
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                                   SCHEDULE A
                                   ----------


Depositor
---------

Transtel, S.A.

Pass Through Trustee
--------------------

Wilmington Trust Company

Initial Purchaser
-----------------

BT Alex. Brown Incorporated

Indenture Trustee
-----------------

HSBC Bank USA (f/k/a Marine Midland Bank)

Exchange Agent
--------------

HSBC Bank USA (f/k/a Marine Midland Bank)